EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement"), executed April 25, 2025, is entered into by and among Innovative MedTech, Inc., a Delaware corporation (referred to herein as "Buyer”), and Grand Concierge LLC d/b/a TicketBash, a New York limited liability company (referred to herein as "Seller").

RECITALS

Seller is in the business of retail and wholesale event ticket pricing, and the development of software and artificial intelligence related to the ticket business (hereafter the, “Business”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain tangible and intangible assets of the Business, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms below shall have the following meaning. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

"Action" shall mean any pending, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

"Affiliate" of a specified Person shall mean any corporation, partnership, limited liability company, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

"Ancillary Agreements" shall mean such other agreements as the Parties mutually agree.

"Balance Sheet" shall mean the balance sheet of Seller at the date indicated on such balance sheet, together with the notes on such balance sheet.

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"Benefit Arrangement" means any "employee benefit plan," as defined in Section 3(3) of ERISA, including any Section 401(k) or profit sharing plan, any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any Liability, and (c) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such any entity).

"Books and Records" shall mean all or any portion of the financial, Tax and other records and files of the Business (including patient billing, other financial and marketing information), including, without limiting the generality of the foregoing, any and all records and lists of Seller, as applicable, pertaining to the Transferred Assets, Business, customers, suppliers or personnel of Seller and all books, correspondence, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding the Patient Records and originals of Seller's minute books and tax returns, whether or not privileged or confidential (other than any such privileged or confidential material of Seller's attorney), and whether in the possession of Seller or in the possession of its accountants, including the work papers of its accountants.

"Closing Date" shall mean April 25, 2025, or such other date as Buyer and Seller shall mutually agree upon.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Contract" shall mean any agreement, arrangement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment, whether oral or written, related to the Business.

"Contract Rights" shall mean all of the rights of Seller under the Contracts.

"Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

"Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

"Default" shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

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"Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date of this Agreement which sets forth the exceptions to the representations and warranties contained in Article IV of this Agreement and certain other information called for by this Agreement. The Disclosure Schedule (as well as any other schedules or exhibits will be modified and finalized by mutual agreement of the parties prior to the Closing).

"Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

"Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

"Environmental Laws" shall mean and include all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations, judicial and administrative orders and determinations, contractual obligations, permit conditions and all common law, including, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other federal, state, or local laws of similar effect, each as amended as of the Closing Date.

"Equipment Leases" shall mean all of the existing leases with respect to the personal property used in connection with the Business to which Seller is a party.

"ERISA" means the Employee Retirement Income Security Act of 1974, as

amended.

"ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c), (m) or (o) of the Code.

"Financial Statements" shall mean the Year-End Financial Statements and the Interim Financial Statements.

"Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, computers, registers, tools, parts, equipment and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto, including, but not limited to, such Fixtures and Equipment set forth in Exhibit 3.___.

"Governmental Authority" shall mean any foreign, federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or any other country, or a state, territory or possession thereof, or the District of Columbia, in each case having jurisdiction over the applicable Person.

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“Hazardous Materials" shall mean any hazardous, radioactive or toxic substances, wastes or materials, including, without limitation, petroleum or petroleum products, defined as such or governed by any applicable Environmental Law.

"Insurance Policies" shall mean the insurance policies related to the Business or the Transferred Assets listed on the Disclosure Schedule.

"Interim Balance Sheet" shall mean the Balance Sheet of Seller dated the Interim Balance Sheet Date.

"Interim Balance Sheet Date" shall mean the Balance Sheet of Seller dated __________, 2025.

"Interim Financial Statements" shall mean the Interim Balance Sheet and the statements of operations, changes in shareholders' equity and cash flow for the period ended on the Interim Balance Sheet Date.

"Knowledge" of a Party shall mean the actual knowledge of such Party, or any officer, director or manager of such Party, and the knowledge that any such Person would reasonably be expected to have had after due and reasonable inquiry and review of his, her or its files.

"Leased Real Property" shall mean all leased property described in each Location Lease.

"Leasehold Estates" shall mean all of the rights and obligations of Seller as lessee under the Leases.

"Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

"Leases" shall mean all of the existing leases with respect to the personal or real property to which Seller is a party.

"Liability" or "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether known, unknown, accrued, un-accrued, absolute, contingent, matured, un-matured or other.

"Location" shall mean each of the real property, facility, fixtures, machinery, equipment and improvements located at:

"Location Lease" shall mean the lease of a Location.

"Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Transferred Assets any significant and adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of Seller, the Business and/or the Transferred Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "material adverse effect" or "material adverse change."

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"Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

"Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

"Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (b)

covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

"Permits" shall mean all licenses, permits, franchises, accreditations, certifications, participations, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

"Permitted Encumbrances" shall mean any Encumbrances arising under the terms of any Assumed Contracts and Assumed Leases, but not including any Encumbrance arising under any Assumed Contract or Assumed Lease as a result of any Default under any such Assumed Contract or Assumed Lease occurring on or prior to the Closing Date.

"Person" shall mean any individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other entity of any kind whatsoever, whether for profit or not for profit, and any governmental agency.

"Post-Closing Tax Period" means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

"Property Taxes" means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

"Receivables" shall mean all accounts, notes or other amounts receivable recorded or otherwise accrued by Seller as of the Closing Date as accounts, notes or other amounts receivable from payors (whether or not billed).

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"Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

"Representative" shall mean any officer, manager, director, principal, attorney, accountant, advisor, agent, employee, investment banker or other representative.

"Straddle Period" means any Tax period beginning before or on and ending after the Closing Date.

"Supplies" shall mean all of Seller's inventory held for resale and all of Seller's manufacturing, office and other supplies and similar items with respect to the Business, in each case wherever the same may be located, including, but not limited to, such Supplies listed in Exhibit 4.__.

"Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Trademarks" shall mean registered trademarks, registered tradenames and service marks, trademark, tradename and service mark applications and unregistered trademarks, tradenames and service marks.

"Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

"Year-End Financial Statements" shall mean the Balance Sheets of Seller dated December 31, 2024, December 31, 2023 and December 31, 2022 and the related statements of income of the Seller for the years then end.

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ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to a newly formed subsidiary of Buyer (the “Buyer Subsidiary”), and Buyer Subsidiary will acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, and whether accrued, contingent or otherwise, and whether now existing or hereafter acquired as of the Closing Date and constituting, or used or useful in connection with, or related to, the Business owned by Seller or in which Seller has any interest (the "Transferred Assets"), including without limitation all of the right, title and interest of Seller in the following (but excluding the Excluded Assets):

 (a) all Contract Rights with respect to the Contracts listed in Section 4.7 of the Disclosure Schedule and any other Contracts not so listed, which Buyer, in its sole discretion, elects to accept and assume by written notice to Seller on or before the Closing Date, to the extent transferable (the "Assumed Contracts");

 (b) all contract rights under any sales Agreement(s) with any trading exchanges, and any other company.

 (c) all ticket inventory at the time of the Closing;

 (d) all users (and related information) of the Sellers service(s);

 (e) all intellectual property and technology (including its artificial intelligence, website, etc.) that the Seller has developed, and/or is in the process of developing or intends to develop in the future;

 (f) all social media accounts, and podcasts;

 (d) the rights of Seller under Location Leases (the "Assumed Location Leases"), together with all Leasehold Estates and Leasehold Improvements with respect to such Assumed Location Lease;

 (f) all Fixtures and Equipment;

 (g) all Permits, to the extent transferable;

 (h) all Supplies;

 (i) all Books and Records, but not including the minutes books, organizational and tax records of Seller (provided, however, that Seller may have reasonable access to employee records as needed after the Closing);

 (j) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

 (k) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Transferred Assets or services furnished to Seller relating to the Business or affecting the Transferred Assets, to the extent assignable;

 (i) all claims, causes of action, chases in action, rights of recovery and rights of set-off of any kind, against any person or entity relating to the Transferred Assets;

 (l) all Insurance Policies, to the extent assignable, listed in the Disclosure Schedule.

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2.2. Excluded Assets. On the Closing Date, Seller shall retain only the following assets (the "Excluded Assets"):

 (a) all accounts receivable outstanding and payable as of the date of the Closing;

 (b) any claims, cause of action, choses in action, rights of recovery and rights of set-off of any kind of Sellers against Payors with respect to goods provided or services rendered prior to the Closing Date;.

2.3. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from Seller only those Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Assumed Contracts and Assumed Leases, but not including any Liability for any Default under any such Assumed Contract or Assumed Lease occurring on or prior to the Closing Date or as specifically set forth in Section 2.3 of the Disclosure Schedule attached hereto (the "Assumed Liabilities").

2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement or any provision of the Disclosure Schedule, except for the Assumed Liabilities expressly specified in Section 2.3, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of or relating to the Business, the Transferred Assets or otherwise, or whether arising out of or relating to occurrences prior to, at or after the date of this Agreement ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

 (a) Except as otherwise provided in Section 6.6, any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur Liability, or any contributions, benefits or Liabilities therefore, or any Liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

 Any Liability of Seller or otherwise imposed on the Transferred Assets or with respect to the Business, in respect of any Tax, including without limitation (i) any Liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (ii) any Transfer Taxes;

 Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from goods provided or services rendered by or on behalf of Seller or any other person or entity in connection with the operation of the Business on or prior to the Closing Date;

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 Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Transferred Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

 Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Seller pursuant to Article X hereof); and

 Seller shall remain responsible for and shall promptly pay and discharge all Excluded Liabilities.

2.5. Purchase Price.

 (a) Purchase Price. On the Closing Date, Buyer shall pay to Seller the following:

 i. Sixty percent (60%) of the number of fully diluted shares (including common and preferred shares) of Buyer (the "Purchase Price" or the “Shares”). The Shares shall have anti-dilution protection against the conversion of all existing liabilities at the time of this Agreement (see Section 5.7);

 ii. Two Million Dollars ($2,000,000) based on Net Revenue and Income milestones listed in Exhibit A;

 iii. Royalty payments, payable monthly, based on aggregate revenues generated by the Buyer Subsidiary, as follows:

Revenue	Royalty
Up to $15 MM	2%
$15MM - $25 MM	4%
$25MM +	5%

 iv. Bonus payments based on Revenue and Net Income milestones listed in Exhibit A.

 v. Board Seats. At Closing, Seller shall appoint two (2) of its nominees as members of the Board of Directors of Buyer.

 (b) Allocation of Purchase Price. The Purchase Price (and Assumed Liabilities, to the extent properly taken into account under the Code) shall be allocated among the Seller, the Transferred Assets and the covenants set forth in Section 6.7 as required by Section 1060 of the Code and regulations thereunder, and as set forth in Exhibit 2.5 (the allocation as set forth on Exhibit 2.5 and as adjusted pursuant to the last sentence of this Section 2.5(b), the "Allocation"). Buyer and Seller agree to act in accordance with the Allocation for all financial reporting and Tax purposes (including filing IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the Closing Date and in the course of any audit, review or litigation). Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Buyer and Seller shall deliver to the other party a copy of its IRS Form 8594. If the Purchase Price is adjusted pursuant to Section 6.8(b), the Allocation shall be adjusted as set forth on a schedule to be mutually agreed to among Buyer and Seller.

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 (c) Closing Commitments. Buyer commits to investing a minimum of One Million Dollars ($1,000,000) into the Buyer Subsidiary, which shall be used for operating the Business, further development and advancement of the Business’s technology and business development,

2.6. Prorations.

 (a) Rents. Seller shall, as applicable, pay all rent under the Leases through the end of the calendar month in which the Closing Date occurs, and on the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter. Buyer shall reimburse Seller for rent for Assumed Leases accrued from the Closing Date through the end of such month as part of the post-Closing proration.

2.7. Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Transferred Assets pursuant to this Agreement and any deficiency, interest or penalty asserted with respect to such transfers ("Transfer Taxes"). Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

ARTICLE III.

CLOSING

3.1. Closing. The closing of the transactions contemplated in this Agreement (the

"Closing") shall be held at _______ ___.m. local time on the Closing Date at __________(address)____________________________, or such other time and location as may be mutually determined by Buyer and Seller.

3.2. Conveyances at Closing.

 (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 of this Agreement, Seller shall, at the Closing, execute and deliver to Buyer:

 one or more bills of sale, in the form attached as Exhibit 3.2(a)(i), conveying in the aggregate all of Seller's owned personal property included in the Transferred Assets;

 subject to Section 9.2, Assignments of Lease in the form attached as Exhibit 3.2(a)(ii) with respect to the Assumed Leases;

 subject to Section 9.2, Assignments of Contracts, each in the form attached as Exhibit 3.2(u)(iii) with respect to the Assumed Contracts;

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 Assignments of Trademarks and other Proprietary Rights each in the form attached as Exhibit 3.2(a)(iv), in recordable form to the extent necessary to assign such rights; and

(v) such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Transferred Assets in accordance with the provisions of this Agreement

(b) Form of Instruments. To the extent that a form of any document to be delivered under this Agreement is not attached as an exhibit to this Agreement, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

(e) Certificates. Buyer and Seller shall deliver the certificates and other matters described in Articles VII and VIII.

(d) Consents. Subject to Section 9.2, Seller shall deliver all third party consents required for the valid transfer of the Transferred Assets as contemplated by this Agreement, in such form reasonably acceptable to Buyer.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as follows, except as otherwise expressly set forth on the Disclosure Schedule, which representations and warranties are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

4.1. Organization.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Copies of the certificate of formation and operating agreement of Seller, and all amendments thereto, delivered to Buyer are accurate and complete as of the date of this Agreement. Section 4.1 of the Disclosure Schedule sets forth the number of outstanding partnership interests of each class of Seller.

4.2. Subsidiaries.

Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3. Authorization.

Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated in this Agreement and the Ancillary Agreements, and to perform its obligations under this Agreement and the Ancillary Agreements. Seller is duly qualified to conduct business in all jurisdictions in which the failure to do so would have a material adverse affect. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated in this Agreement and the Ancillary Agreements have been duly approved by Seller. No other proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated in this Agreement or the Ancillary Agreements. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements, will be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms.

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4.4. No Adverse Change. Since the Interim Balance Sheet Date:

 there has been no adverse change in the financial condition or results of operation of Seller, the Business or the Transferred Assets or any event, condition or state of facts, in either case that is or would result in a material adverse change in the Transferred Assets or the Business or the prospects for the Business;

 there has not been any sale or other disposition, except in the ordinary course of business, of any of the Transferred Assets, or any Encumbrance placed on the Transferred Assets; and

 the Business has been operated in the ordinary course so as to preserve the Business intact, to keep available to the Business the services of Seller's employees, if any, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it.

4.5. Transferred Assets. Seller has and will transfer good and marketable title to the Transferred Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Transferred Assets, free and clear of any Encumbrances. The Disclosure Schedule contains an accurate list and summary description of all tangible Transferred Assets where the value of an individual item exceeds ____________________ Dollars ($_____) or where an aggregate of similar items exceeds ________________________ Dollars ($_____). All tangible assets and properties which are part of the Transferred Assets are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws and Healthcare Laws) relating to their construction, use and operation.

4.6. Locations.

 (a) Actions. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Location.

 (b) Leases or Other Agreements. Except for the Location Leases or as otherwise set forth on the Disclosure Schedule, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any portion of the Location, or any real property in connection with the Business or any portion thereof or interest in any portion of the Location or real property.

 (c) Location Leases and Leased Real Property. With respect to the Location Leases, Seller has and will transfer to Buyer at the Closing an unencumbered interest in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.

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 (d) Certificate of Occupancy. Each Location has received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of each Location) required in connection with the operation thereof and have been operated and maintained in compliance in all material respects with applicable Regulations.

 (e) Utilities. Each Location is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Location as currently operated, and, to the Knowledge of Seller there is no condition which would reasonably be expected to result in the termination of the present access from a Location to such utility services.

 (f) Improvements, Fixtures and Equipment. The improvements constructed on the Locations, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Locations are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) to the Knowledge of Seller, in conformity with all applicable Regulations.

 (g) No Special Assessment. Seller has not received notice of any special assessment relating to any Location or any portion thereof and there is no pending or threatened special assessment.

 (h) Environmental Compliance. Each Location is in compliance with all Environmental Laws.

4.7. Contracts. The Disclosure Schedule sets forth a complete and accurate list of all material Contracts to which Seller is a party or by which it or any of the Transferred Assets are bound or affected. All of the Contracts to which Seller is a party or by which it or any of the Transferred Assets are bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill, when due, all of its material obligations under each of such Contracts. Seller has complied in all material respects with the provisions of such Contracts, and, to the Knowledge of Seller, no party is in Default under such Contracts and no notice of any claim of Default has been given to Seller.

4.8. Leases. The Disclosure Schedule sets forth a complete and accurate list of all Leases to which Seller is a party or by which it or any of the Transferred Assets are bound or affected. Seller has delivered to Buyer true, correct and complete copies of all of the Leases listed on the Disclosure Schedule, including all amendments and supplements thereto. All of the Leases to which Seller is a party or by which it or any of the Transferred Assets are bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill, when due, all of its material obligations under each of such Leases. Seller has complied in all material respects with the provisions of such Leases, and, to the Knowledge of Seller, no party is in Default under such Leases and no notice of any claim of Default has been given to Seller. Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor of any Lease, or any notice of Default, under such Leases.

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4.9. Permits. Seller has and at all times has had, all Permits required under all laws, codes rules and regulations and/or necessary for the operation of the Business and in the manner presently operated and the completion of all capital projects of Seller under construction as of the date of this Agreement. The Disclosure Schedule sets forth a complete list of all Permits used in the operation of the Business and held by Seller. Seller owns or possesses such Permits free and clear of all Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit, and there is no event, action, investigation or proceeding pending or threatened which could cause or permit revocation or suspension of or otherwise materially adversely affect the maintenance of any such Permits, accreditations or participations. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former director, officer or employee of Seller or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

4.10. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated in this Agreement, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the certificate of limited partnership, partnership agreement, as amended, of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Transferred Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit to which Seller is a party or by which the Transferred Assets are bound, (c) violate any Regulation or Court Order, or (d) impose any Encumbrance on the Transferred Assets or the Business.

4.11. Financial Statements. Seller has, prior to execution of this Agreement, delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the books and records of Seller, and (b) fairly and accurately present the assets, Liabilities (including all reserves) and financial position of Seller as of the respective dates of such Financial Statements. At the respective dates of the Financial Statements, there were no material Liabilities which should have been set forth or reserved for in the Financial Statements, which are not set forth or reserved for in the Financial Statements.

4.12. Books and Records. Seller has made and kept (and given Buyer access to) Books and Records of Seller, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer accurately and adequately reflect all action previously taken by the general partner of Seller. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of Seller.

4.13. Litigation. There is no Action pending or, to the Knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Transferred Assets or (ii) any partner or managers of Seller as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Transferred Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity which regulate, obligate, bind or in any way affect Seller, the Transferred Assets or the Locations.

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4.14. Personnel and Labor Matters. The Disclosure Schedule contains a complete and accurate list of all current employees of Seller, job title or employment position of each, the annual compensation or rate of pay for each, estimated or target annual incentive compensation of each, if applicable, any applicable deferred compensation, date of hiring, and last salary adjustment for all such employees, and the severance benefits, if any, for all such employees, with each such employee also identified as (a) salaried or hourly, (b) exempt or nonexempt, (c) full-time or part-time, (d) temporary, permanent or leased and (e) active or inactive (with the reason for such inactive status specified, e.g., leave of absence, FMLA, disability, layoff, etc.). Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form 1-9, as required by such Act, in the personnel file of each employee.

4.15. Liabilities. Other than Excluded Liabilities, Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet of Seller, which have not been paid or discharged since the Interim Balance Sheet Date, (b) Liabilities arising in the ordinary course of business under Contracts, Leases, Permits and other business arrangements of Seller described in the Disclosure Schedule and (c) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Transferred Assets.

4.16. Compliance with Law. Seller and the conduct of the Business have not materially violated and are in material compliance with all Regulations and Court Orders relating to the Transferred Assets or the Business or operations of Seller. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders.

4.17. No Brokers. Seller has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.18. Proprietary Rights.

(a) Proprietary Rights. The Disclosure Schedule lists all of Seller's Proprietary Rights. The Disclosure Schedule also sets forth: (i) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered; (ii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed; and (in) for each software license, a description of such license, including third party licenses, and the number of users under such license(s). The Proprietary Rights listed in the Disclosure Schedule are all those used by Seller in connection with the Business.

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(b) Royalties and Licenses. Seller does not have any obligation to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

(c) Ownership and Protection of Proprietary Rights. Seller owns or has a valid right to use each of its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. No other person (i) has the right to use any of Seller's Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the Knowledge of Seller is infringing upon any such Proprietary Rights in any way. Seller's use of its Proprietary Rights does not and to Seller's Knowledge, will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

4.19. Employee Plans. Seller has paid all benefits due to its employees at any time under its Employee Plans, including without limitation all severance, accrued vacation (including sick leave), health care continuation coverage and other benefits to which its employees may be entitled as a result of the transactions contemplated hereby, whether or not such employees are hired by Buyer. Seller has complied in all material respects with its Employee Plans.

4.20. Tax Matters.

(a) Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets for Taxes (other than for current Taxes not yet due and payable).

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(b) There are no pending or, to the Knowledge of Seller, threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Liability for Taxes of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.21. Insurance. The Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, malpractice and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by or, to the Knowledge of Seller, for the benefit of Seller on the Business, the Transferred Assets owned or held by Seller or its employees. All insurance coverage applicable to Seller, the Business and the Transferred Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility. To the Knowledge of Seller, there is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. To the Knowledge of Seller, there are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All general liability and workers' compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of Seller. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

4.23. Government Action. Except as set forth on the Disclosure Schedule, (a) there are no pending or to the Knowledge of Seller threatened inquiries, audits, overpayments, quit tam actions, appeals, investigations or claims or other Actions which relate in any way to a violation of any Healthcare Laws or other Regulation pertaining to the Governmental Healthcare Financing Programs or which, if resolved in a manner adverse to Seller or any Affiliate, would result in the imposition of penalties, restrict their or Buyer's ability to conduct the Business as currently conducted, or cause or result in their or Buyer's exclusion from participation in any Governmental Healthcare Financing Program, (b) none of Seller, its Affiliates, or their respective officers, directors and employees, has been, or is currently, excluded from participation in any Government Healthcare Financing Program pursuant to 42 U.S.C. Section 1320a-7, and (c) neither Seller nor any Affiliate is a party to a corporate integrity agreement or has any reporting obligations pursuant to a settlement agreement, plan or correction or other remedial measure entered into with any Governmental Authority.

4.24. Assets Used in the Operation of the Business. There are no assets or properties that are used in the conduct of the operations of the Business that are owned by the Seller or Principal or any of their respective Affiliates and, which individually or in the aggregate, are necessary for the operation of the Business that are not included in the Transferred Assets. The Transferred Assets include all assets and properties that are properly recordable on the Financial Statements, other than assets and properties disposed of by Seller in the ordinary course of business since the date of the Interim Financial Statements of Seller and without violation of this Agreement.

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4.25. Material Misstatements Or Omissions. No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Seller has provided Buyer with true, accurate and complete copies of all documents listed or described in the Disclosure Schedule.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

 5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business in each state in which the failure to do so which have a material adverse effect on its business. Copies of the articles of organization and operating agreement of Buyer, and all amendments thereto, delivered to Seller are accurate and complete as of the date of this Agreement.

 5.2. Authorization. Buyer has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated in this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements, except that the execution and delivery of this Agreement and the Ancillary Agreements. No other proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated in this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the articles of organization or the limited liability company operating agreement of Buyer, (b) violate any Regulation or Court Order, except, in the case of each of clauses (a) and (b) above, for such violations which, in the aggregate, would not have a material adverse effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

5.4. Finances. Buyer possesses financial strength sufficient to fulfill and agrees to utilize its financial strength to fulfill all of Buyer's obligations pursuant to this Agreement.

5.5. Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body or arbitrator pending or, to the best of Buyer's Knowledge, threatened against Buyer which challenges or would challenge any of the actions required to be taken by Buyer under this Agreement.

5.6. SarahCare Subsidiaries. Buyer shall use its reasonable best efforts to sell its SarahCare subsidiaries and all their associated liabilities, as soon as practicable.

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5.7 New Subsidiary. Buyer shall create a new subsidiary (the “New Subsidiary”) jointly with Charles Everhardt, the Buyer’s Chairman of the Board at the time of the Closing, for the potential energy and data center business of Mr. Everhardt. Buyer is expected to retain approximately five percent (5%) ownership of the New Subsidiary, and all existing liabilities from the Buyer shall be assumed by the New Subsidiary. Buyer shall, post-Closing, determine the budget for spinning off the New Subsidiary, and Buyer and Mr. Everhardt shall split the costs of the spin-off 50/50, each contributing their cash for those expenses into the New Subsidiary’s bank account, up to a maximum contribution of Fifty-Thousand Dollars ($50,000). Once the New Subsidiary has filed for the spin-off, the Buyer shall no longer be responsible for any capital commitments to or other obligations of the New Subsidiary.

5.8. Management. Buyer shall hire Mr. Vincent Greico to be the President of the Buyer Subsidiary, which shall manage Business following Closing. Charles Everhardt shall remain as Chairman of the Board of Buyer.

ARTICLE VI.

 COVENANTS OF THE PARTIES

The Parties covenant as follows:

6.1. Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the Parties agree, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated in this Agreement, and (c) to cooperate with each other in connection with the foregoing.

6.2. Notification of Certain Matters. From the date of this Agreement through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule to this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of the Seller, its Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule to this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect Seller, the Transferred Assets or the Business.

6.3. Investigation by Buyer. From the date of this Agreement through the Closing Date:

 Seller shall, and shall cause their respective officers, directors, employees and agents to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Transferred Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request.

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 Buyer shall have the right, at its sole cost and expense to (A) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Leased Real Property, and such other procedures as may be recommended by an independent environmental consultant selected by Buyer (the "Consultant") based on its reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Leased Real Property, including without limitation the visual inspection of the Locations for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only (1) during regular business hours with prior notice to Sellers; and (2) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Leased Property.

(c) Except as otherwise set forth in the foregoing Section 6.4(b), all Books and Records and Contracts of Seller, and all financial, operating and other data and information provided to Buyer pursuant to this Section 6.4 shall be treated as confidential, and shall not be disclosed or otherwise released to any other Person without the prior written consent of Seller, unless and only to the extent such disclosure is required by applicable Regulations, subpoena or legal process; provided, however, that the requirements of this Section 6.4(c) shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

6.5. Conduct of Business. From the date of this Agreement through the Closing, Seller shall, except as otherwise contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement, including the Disclosure Schedule, or as consented to by Buyer in writing:

(a) change or amend Seller's certificate of formation or operating agreement;

(b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

(c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Transferred Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Seller shall produce, maintain and use Supplies consistent with its past practices;

(d) sell, assign, transfer, convey, pledge or otherwise dispose of or encumber any Receivables, except in the ordinary course of business consistent with past practice;

(e) incur any Liability for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

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(f) increase the compensation payable or to become payable to its employees, take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date of this Agreement that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date of this Agreement or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Plan or policy;

 (g) make any change in the key management structure of Seller, including without limitation the hiring or termination of any officers or managers;

 (h) adopt, enter into or amend any Employee Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations;

 (i) fail to maintain all Employee Plans in accordance with applicable Regulations;

 (j) acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets of, or otherwise acquire any material assets or business of any Person;

 (k) fail to expend funds for budgeted capital expenditures or commitments;

 (l) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

 (m) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business;

 (n) fail to maintain the Transferred Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Transferred Assets;

 (o) make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

 (p) fail to comply with all Regulations applicable to it, the Transferred Assets and the Business;

 (q) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

 (r) declare, make or pay any dividend or other distribution to its partners, issue, repurchase or redeem or commit to issue, repurchase or redeem, any limited partnership interests of Seller, any options or other rights to acquire such units or any securities convertible into or exchangeable for such interests;

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 (s) fail to use its best efforts to (i) retain Seller's employees and (ii) maintain the Business so that such employees will remain available to Buyer on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

 (t) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Agreement.

 (u) the Parties shall have ten (10) days from the Closing date and execution date of this Agreement upon which to mutually agree in writing to amend this Agreement, in whole or in part.

6.6 Employee Matters.

 (a) Retained Employees. Seller shall terminate, and Buyer shall offer to employ, effective as of 12:01 a.m. on the day following the Closing Date, all of those then active employees of Seller, whose title and compensation are listed in Section 6.6 of the Disclosure Schedule (the "Retained Employees"), Seller shall in conjunction with such termination, satisfy all obligations due to all former and terminated employees including, without limitation, all unpaid salaries, wages, vacation pay and sick pay, employment taxes, severance, retention, change in control and any other compensation or benefits or claims, and Buyer shall not assume any Liability with respect to the foregoing.

 (b) Hiring of Retained Employees by Buyer. Buyer shall hire at the Closing the Retained Employees who elect to accept employment with Buyer (the "Rehired Employees"). All Rehired Employees shall be subject to completion of Buyer's standard 90-day probationary period. All such employees must execute Buyer's standard employment documentation, and shall execute an authorization allowing the transfer of each such employee's existing personnel file and records into the possession of Buyer and/or its Affiliate.

 (c) At-Will Employment. The Parties acknowledge and agree that the understandings set forth in this Section 6.6 are solely for the purpose of defining the obligations between Buyer and Seller with respect to the individuals employed by Seller and shall not be construed as creating any employment contract or other contract between Buyer and any such employee. Except as otherwise set forth on the Disclosure Schedule all such employees shall remain terminable at will by Buyer from and after the Closing Date except to the extent otherwise required by applicable Regulations.

 (d) Termination of Seller's Employee Plans. Seller (i) shall terminate as of the Closing Date the active participation of all Rehired Employees in all of the Employee Plans of Seller covering such employees, (ii) shall cause Seller's Employee Plans to make timely appropriate distributions, to the extent required, to the Rehired Employees in accordance with, and to the extent permitted by, the terms and conditions of such plans, and (iii) in connection with the termination of the active participation of all Rehired Employees in such Employee Plans shall comply, and shall cause each Seller Employee Plan to comply, with all applicable Regulations, including, but not limited to the Consolidated Omnibus Budget Reconciliation Act.

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 (f) Credit to Rehired Employees for Prior Service. Each Rehired Employee shall be subject to a 90-day probationary period, consistent with the employment practices of Buyer. Effective immediately upon rehire, Buyer shall give each Rehired Employee credit for his or her prior service with Seller solely for purposes of benefits of Buyer, if any, provided, however, Seller shall remain liable for all accrued paid time off of all employees, including without limitation, the Retained Employees and Rehired Employees.

 (g) WARN Act. Seller shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, or any state or local plant closing or notification law, or similar Regulation in other jurisdictions, which arises out of or results from any termination of employment by the Seller on or before the Closing Date.

6.8. Tax Matters.

 (a) To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Transferred Assets for the Straddle Period shall be apportioned between Buyer, on the one hand, and Seller, on the other, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.8(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 6.8(a), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

 (b) Any payments made to any party pursuant to Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Regulations.

ARTICLE VII.

CONDITIONS TO SELLER'S OBLIGATIONS

 The obligations of Seller to consummate the transactions provided for under this Agreement are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

7.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms of this Agreement, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.

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7.2. No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and which could reasonably be expected to materially damage Seller if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Transferred Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Transferred Assets contemplated hereby illegal or otherwise prohibited.

7.3. Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

ARTICLE VIII.

CONDITIONS TO BUYER'S OBLIGATIONS

 The obligations of Buyer to consummate the transactions provided for under this Agreement are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in writing:

8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.

8.2. Consents and Authorizations. Seller shall have obtained and delivered to

Buyer all required third party consents, authorizations, exemptions, estoppels and approvals to the assignment of the Assumed Contracts and Assumed Leases.

8.3. No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and which could reasonably be expected to damage Buyer, the Transferred Assets or the Business materially if the transactions contemplated by this Agreement are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Transferred Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Transferred Assets contemplated hereby illegal or otherwise prohibited.

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8.4. Certificates. Seller shall furnish Buyer with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

8.5. Material Changes. Since the Interim Balance Sheet Date, there shall not have been any material adverse change with respect to the Business or the Transferred Assets.

8.6. Due Diligence Review. Buyer and its Representatives shall have conducted a due diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied on the basis of such review with the condition of the Business and the Transferred Assets.

8.7. Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of the documents described in Section 3.2 of this Agreement so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Transferred Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Transferred Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

8.8. Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business as of the Closing Date.

8.9. Ancillary Agreements. Seller, shall have executed and delivered to Buyer the Ancillary Agreements, if any.

8.10. Capital Lease Obligations. Seller shall have satisfied all obligations under those capital equipment leases not assumed by Buyer set forth in Exhibit __.__, and shall have delivered to Buyer all documents necessary to release the equipment covered under such capital equipment leases from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

8.11. Tax Clearance Certificate. Seller shall have provided Buyer with any clearance certificates or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

8.15. FIRPTA Certification. Seller shall have delivered to Buyer at the Closing all necessary forms and certificates complying with applicable Regulations, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

8.16. Employees. All employees of Seller to whom Buyer has made offers of employment pursuant to Section 6.6 have accepted such offers.

8.17. Property. All Leased Property shall be in substantially the same condition and repair as that on the date of this Agreement, except for reasonable wear and tear. Seller shall have timely paid any and all Property Taxes and other similar taxes, if any, assessed in connection with all transactions that occurred prior to the date hereof, and shall have delivered evidence satisfactory to Buyer of the payment of such taxes.

8.21. Opinion of Counsel. Buyer shall have received an opinion of counsel from Seller's counsel in form and substance reasonably satisfactory to Buyer and its counsel.

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ARTICLE IX.

RISK OF LOSS; CONSENTS TO ASSIGNMENT

9.1. Risk of Loss. From the date of this Agreement through the Closing Date, all risk of loss or damage to the property included in the Transferred Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Transferred Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Transferred Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of notice by Seller or if there are not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Transferred Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to Section 10.3, and the full Purchase Price shall be paid for such Transferred Assets, (b) excluding such Transferred Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Transferred Assets, as mutually agreed by Buyer and Seller or (c) terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Transferred Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

9.2. Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising under such Contract, Lease or Permit or resulting from such Contract, Lease or Permit if an attempted assignment of such Contract, Lease or Permit, without the consent of a third party to such Contract Lease or Permit, would constitute a Default of such Contract, Lease or Permit or in any way adversely affect the rights of Buyer under such Contract, Lease or Permit. If such consent is not obtained, or if an attempted assignment of such Contract, Lease or Permit would be ineffective or would affect the rights under such Contract, Lease or Permit so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party to such Contract, Lease or Permit arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.2 shall limit or adversely affect Buyer's right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

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ARTICLE X.

ACTIONS BY SELLER AND BUYER

AFTER THE CLOSING

10.1. Books and Records; Cooperation; Payment of Liabilities.

 (a) Books and Records. Each Party agrees that it will cooperate with and make available to the other Parties, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with the preparation of any Tax Return or the conduct of any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

 (b) Cooperation and Records Retention. Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Tax authority or judicial or administrative proceedings relating to Taxes, (ii) retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to Tax Returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

 (c) Confidentiality. Each Party agrees that all Books and Records, Tax Returns or other materials or documents made available to the other Parties pursuant to this Section 10.1 shall be confidential, and shall not be disclosed or otherwise released to any other Person without the prior written consent of the applicable Party, unless and only to the extent such disclosure is required by the foregoing Section 10.1(a), law, subpoena or legal process.

 (d) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any Liability for Taxes, other than Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

10.2. Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) eighteen (18) months following the Closing Date, provided, however, representations and warranties set forth in Section 4.5 (Transferred Assets) shall survive for the applicable statue of limitations. Each Party shall be entitled to rely upon the representations and warranties of the other Parties set forth in this Agreement. The termination of the representations and warranties provided in this Agreement shall not affect the rights of a Party in respect of any Claim made by such Party in a writing received by another Party prior to the expiration of the applicable survival period provided herein.

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10.3. Indemnifications.

 (a) By Seller. Seller shall save and hold harmless Buyer and its Affiliates and subsidiaries, and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing ("Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by any of the Seller Parties or Principal, (ii) any breach of any covenant or agreement made by any of the Seller Indemnifying Parties; or (iv) any Excluded Liability.

 The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Sellers or Buyer, but includes Damages incurred or sustained by Sellers or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Sellers of amounts for which Sellers are indemnified, shall not be a condition precedent to recovery. Any Party's obligation to indemnify any other Party, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

 (b) By Buyer. The Buyer shall indemnify and save and hold harmless Seller and its respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; (iii) after the Closing Date, any Assumed Liabilities, or (iv) any debt, liability, or other obligation of Buyer relating to the period after the Closing Date.

 (c) Cooperation. The indemnified Party shall cooperate in all reasonable respects with the indemnifying Party or Parties and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising from such lawsuit or action; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising from such lawsuit or action, The Parties shall cooperate with each other in any notifications to insurers.

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 (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a Party entitled to indemnification hereunder against the indemnifying Party or Parties, the Party claiming such indemnification shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying Party or Parties as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity under this Agreement, written notice thereof shall be given to the indemnifying Party or Parties as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified Party to give timely notice shall not affect rights to indemnification under this Agreement, except to the extent that the indemnifying Party or Parties demonstrate(s) actual damage caused by such failure. After such notice, if the indemnifying Party or Parties shall acknowledge in writing to the indemnified Party that the indemnifying Party or Parties shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying Party or Parties shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying Party or Parties and the indemnified Party and the indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Party that are different from or additional to those available to the indemnifying Party or Parties, in which event the indemnified Party shall be entitled, at the indemnifying Party's or Parties' cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at the Location or is reasonably expected to have a direct and significant adverse effect on the indemnified Party's business operations, then, notwithstanding the foregoing, the indemnified Party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's or Parties' cost, risk and expense, and to compromise or settle such Claim. If the indemnifying Party or Parties fail(s) to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified Party will (upon delivering notice to such effect to the indemnifying Party or Parties) have the right to undertake, at the indemnifying Party's or Parties' cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying Party or Parties. In the event the indemnified Party assumes the defense of the claim, the indemnified Party will keep the indemnifying Party or Parties reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Party or Parties shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying Party or Parties agree(s) to indemnify and hold harmless an indemnified Party from and against any Damages by reason of such settlement or judgment. Notwithstanding the foregoing, no indemnifying Party shall be entitled to control any claim relating to Taxes of another Party for any Tax period or shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes, without the prior written consent of such other Party.

10.4. Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Transferred Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 10.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

ARTICLE XI.

MISCELLANEOUS

11.1. Termination.

 (a) Termination. This Agreement may be terminated at any time prior to Closing:

 (i) By Buyer or Seller if the Closing shall not have occurred on or before April 25, 2025; provided however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

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 (ii) By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by the Seller Parties or Principal pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Sellers have not had an adequate opportunity to cure such breach or failure which shall not exceed twenty (20) days; or

 (iii) By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such breach or failure which shall not exceed twenty (20) days.

 (b) In the Event of Termination. In the event of termination of this Agreement:

 (i) Each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same;

 (ii) The provisions of Section 6.4(c), 11,3, 11.4, 11.7, 11.11, 11.12 and 11.13 shall continue in full force and effect;

 (iii) No Party to this Agreement shall have any Liability to any other Party, except as stated in subsections (i), (ii), (iii) and (iv) of this Section 11.1(b), except for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder; and

(iv) In the event that all of the Conditions to Buyer's Obligations set forth in Section VIII of this Agreement have been met, Seller has obtained all necessary consents.

11.2. Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership or limited liability company controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

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11.3. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to any Seller:

Grand Concierge LLC d/b/a TicketBash

425 Broadhollow Road, Suite 310

Melville, NY 111747

Attention: Vincent Greico, President & CEO

With a copy to:

 Rimon Law

 100 Jericho Quadrangle, Suite 300

 Jericho, NY 11753

Attention: Anthony Accompora, Esq.

If to Buyer:

Innovative MedTech Inc.

2310 York Street Suite 200

Blue Island, Illinois 60406

Attention: Michael Friedman, President & CEO

With a copy to:

Brunson Chandler & Jones, PLLC

175 S. Main Street, Suite 1410

Salt Lake City, UT 84111

Attention: Lance Brunson, Esq.

or to such other place and with such other copies as such Party may designate as to itself by written notice to the others.

11.4. Choice of Law; Jurisdiction. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the internal laws of the State of Nevada without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All judicial proceedings brought by or against any Party hereto or with respect to this Agreement, any other agreement contemplated hereby or any transactions contemplated hereby or thereby shall be brought in any state or federal court of competent jurisdiction in Clark County in the State of Nevada. By execution and delivery of this Agreement, the Parties hereto accept for themselves and in connection with their respective properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The Parties hereto waive any claim that such jurisdiction is an inconvenient forum or an improper forum based on lack of venue.

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11.5. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules to this Agreement (including the Disclosure Schedule) and the Ancillary Agreements constitute the entire, integrated agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.6. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7. Expenses. Except as otherwise specified in this Agreement, each Party shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

11.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.9. Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

11.10. Cumulative Remedies. All rights and remedies of each Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.12. Attorneys' Fees. If any Party brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER

Innovative MedTech, Inc.

By:	/s/ Michael J Friedman
Name:	Michael J Friedman
Its:	President & CEO

SELLER

Grand Concierge LLC d/b/a TicketBash

By:	/s/ Vincent Greico
Name:	Vincent Greico
Its:	President & CEO

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APPENDIX A

Equity-based Milestones
To be mutually determined based on the timing of the investment by Company, as per Section 2.5(c).

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